                                  EXHIBIT 11.1

                        COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             Three months ended          Six months ended
                                                                  June 30,                    June 30,
                                                         ------------------------    ------------------------
                                                            1996            1995        1996            1995
                                                         ------------------------    ------------------------

Primary:
Weighted average common shares outstanding                 10,555           7,849      10,538           7,793
Net effect of dilutive stock equivalents based on
   the treasury stock method using the average
   market price of the common stock                           667           1,456        --             1,021
                                                         ------------------------    ------------------------
Total weighted average shares outstanding                  11,222           9,305      10,538           8,814
                                                         ========================    ========================

Net income (loss)                                        $    410        $    914    $   (572)       $    505
Less dividends on preferred stock                              (9)             (9)        (18)            (18)
                                                         ------------------------    ------------------------
Adjusted net income (loss)                               $    401        $    905    $   (590)       $    487
                                                         ========================    ========================

Net income (loss) per share                              $   0.04        $   0.10    $  (0.06)       $   0.06
                                                         ========================    ========================

Fully diluted:
Weighted average common shares outstanding                 10,555           7,849      10,538           7,794
Net effect of dilutive stock equivalents based on
   the treasury stock method using the the greater
   of the average market price or the ending                  667           1,724        --             1,366
   market price of the common stock
Assumed conversion of preferred stock                         200             200        --               200
                                                         ------------------------    ------------------------
Total weighted average shares outstanding                  11,422           9,773      10,538           9,360
                                                         ========================    ========================

Net income (loss)                                        $    410        $    914    $   (572)       $    505
Less dividends on preferred stock                            --              --           (18)           --
                                                         ------------------------    ------------------------
Adjusted net income (loss)                               $    410        $    914    $   (590)       $    505
                                                         ========================    ========================

Net income (loss) per share                              $   0.04        $   0.09    $  (0.06)       $   0.05
                                                         ========================    ========================


                                       18